SCHEDULE 23.17

Executive Bonus/Retention Agreement

THIS AGREEMENT made as of the 21st day of June, 2004 is

BETWEEN:

LUMINA COPPER CORP., a company incorporated under the laws of the Province of British Columbia, and having a head office at 1550–625 Howe Street, Vancouver, British Columbia

(“Lumina”)

AND:

DAVID STRANG of 5373 Canvasback Road, Blaine, Washington

(the “Executive”)

Whereas:

A.

The board of directors of Lumina recognize that the establishment and maintenance of a sound and vital management team is essential to the protection and enhancement of the best interests of Lumina and its shareholders;

B.

The board further recognizes that Lumina’s management has been tasked with certain achievements, the accomplishment of which is directly dependant on management’s dedication and effort;

C.

The board further recognizes that it is a stated goal of Lumina’s business plan to ultimately effect a sale or change of control of the Company to a third party acquirer;

D.

The board has established a plan (“Share Bonus Plan”), for which it has approval of the TSX Venture Exchange and in respect of which it has agreed to seek the approval of the shareholders pursuant to which it may pay a bonus in common shares of Lumina to management of Lumina; and

E.

The board desires to enter into this Executive Bonus/Retention Agreement with the Executive in order to provide additional incentive to the Executive’s compensation arrangements under the Executive’s employment agreement with Lumina.

NOW THEREFORE in consideration of the covenants and agreements hereinafter set forth and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby mutually covenant and agree as follows:

For purposes of this Agreement, “Change of Control” shall be evidenced by the acquisition by any person, associates and(or) affiliates (as such terms are defined in the Company Act, British Columbia) and whether directly or indirectly, of common shares of Lumina which, when added to all other common shares of Lumina at the time held by such person, associate and(or) affiliates, (i)  totals for the first time 100% of the outstanding common shares of Lumina, or (ii)  totals for the first time 50% of the outstanding common shares of Lumina,  and results in such person, associates and (or) affiliates acquiring sufficient shares to replace the majority of the Company’s Board with its nominees and so replacing the Company’s Board.

The Executive shall be considered “Totally Disabled” for the purposes of this Agreement on any date which is 60 non-consecutive days or 45 consecutive days after the Executive was able to provide full time employment services to Lumina.

1.

RETENTION BONUS

If the Executive remains in the employ of Lumina throughout the period commencing on the date hereof and ending on the earlier of a Change of Control or December 31, 2008 Lumina shall award from its Share Bonus Plan, 10 days thereafter, 40,000 common shares of Lumina as a fully earned bonus.  Subject to section 6 hereof, should the Executive leave Lumina, be terminated with or without just cause or become Totally Disabled prior to earning any bonus hereunder, this provision shall be null and void and the Executive shall not be entitled to any bonus shares or any part of any such bonus or any other compensation in connection herewith and the Executive hereby releases Lumina with respect hereto.

2.

SHARE APPRECIATION BONUS

Provided the Executive is in the employ of Lumina at such time as the share price of Lumina reaches CDN$10.00 and trades at or above CDN$10.00 for a period of five consecutive trading days on such Canadian Stock Exchange as Lumina may trade (or if Lumina is no longer trading on a Canadian Stock Exchange then such determination shall be made after conversion from lawful currency of the United States of America), Lumina shall award from its Share Bonus Plan, 10 days thereafter, 10,000 common shares of Lumina as a fully earned bonus.  Subject to section 6 hereof, should the Executive leave Lumina, be terminated with or without just cause or become Totally Disabled prior to earning any bonus hereunder this provision shall be null and void and the Executive shall not be entitled to any bonus shares or any part of any such bonus or any other compensation in connection herewith and the Executive hereby releases Lumina with respect hereto.

3.

TRANSACTION BONUS

Provided the Executive is in the employ of Lumina at such time as Lumina shall undertake a sale or enter into an option agreement or similar agreement in respect of any one or more of its resource properties in a single transaction having a transaction value (which term when used herein shall mean the total value of all consideration paid in the case of a sale or the ultimate total consideration to be paid in the case of an option or similar agreement) equal to or greater than US$40,000,000, Lumina shall award from its Share Bonus Plan, 10 days thereafter, 15,000 common shares of Lumina as a fully earned bonus.  Subject to section 6 hereof, should the Executive leave Lumina, be terminated with or without just cause or become Totally Disabled prior to earning any bonus hereunder this provision shall be null and void and the Executive shall not be entitled to any bonus shares or any part of any such bonus or any other compensation in connection herewith and the Executive hereby releases Lumina with respect hereto.

4.

PAYMENT DEFERRAL

With the prior written consent of Lumina, any shares earned and payable hereunder may be deferred by the Executive.

5.

MAJOR TRANSACTION BONUS

Provided the Executive is in the employ of Lumina at such time as Lumina shall undertake a sale of any one or more of its resource properties in a single transaction having a transaction value equal to or greater than US$100,000,000, Lumina shall award from its Share Bonus Plan, 10 days thereafter, 35,000 common shares of Lumina as a fully earned bonus.  Should the Executive leave Lumina, be terminated with or without just cause or become Totally Disabled prior to earning any bonus hereunder this provision shall be null and void and the Executive shall not be entitled to any bonus shares or any part of any such bonus or any other compensation in connection herewith and the Executive hereby releases Lumina with respect hereto.

6.

AGREEMENT SUBJECT TO BOARD AND SHAREHOLDER APPROVAL

This Agreement is subject to the approval of the board of Lumina and by the shareholders of Lumina of the Share Bonus Plan.  Until the receipt of such approvals this Agreement shall be of no force and effect and shall be null and void and the Executive acknowledges that in the event the Share Bonus Plan is not approved by either the board of Lumina or the Shareholders of Lumina the Executive shall have no claim for loss against Lumina and no rights to any bonus shares notwithstanding the events required to earn such bonus shares have taken place or at any time in the future take place.

7.

AGREEMENT UNIQUE AND TERMINATION OF RIGHTS

In the event the Executive shall give notice that it is his intention to leave the employ of Lumina voluntarily, is terminated for cause or without just cause, or shall become Totally Disabled all rights hereunder shall terminate and be of no force and effect upon such date the Executive gives such notice,  is terminated or becomes Totally Disabled notwithstanding the Executive may be entitled to reasonable notice under applicable law.  The Executive acknowledges that this Executive Bonus/Retention Agreement is unique and directly related to the Executive’s actual presence and efforts at the time any bonus contemplated hereunder may be earned and that this Agreement was granted by Lumina after the Executive determined to join Lumina and had reached agreement on all terms of the Executive’s employment contract and all compensation thereunder and that this Agreement does not form part of the Executive’s employment compensation.  As such it shall not form part of nor be taken into account in and calculation in respect of any severance the Executive may at any time be entitled to.  In the event of a termination of the Executive’s employment with Lumina or in the event the Executive should become Totally Disabled and this Agreement terminates as contemplated herein as a result thereof, the Executive hereby acknowledges he has no claim for damages and fully releases Lumina with respect thereto.

In the event the Executive shall die this Agreement shall terminate, be null and void and be of no force and effect and the Executive acknowledges on behalf of the Executive and the Executive’s estate that Executive shall have no claim for loss against Lumina and no rights to any bonus shares.

Notwithstanding anything else hereincontained or any early termination of this Agreement, in the event the Executive is terminated without just cause 90 days or less prior to an event that would have resulted in payment of a share bonus but for the termination without just cause, such share bonus that would have been paid shall be so paid in accordance with the terms hereof.

8.

CHANGE OF CONTROL

In the event of a Change of Control and provided the Employee shall continue to provide his services until the completion of such Change of Control, all bonus shares issuable under Sections 1, 2, 3 and 4 hereof notwithstanding they made not have been earned as contemplated herein shall be payable to the Executive 10 days after the Change of Control or earlier if required, on such date as may be required, such that such shares may be tendered into the event that lead to the Change of Control in exchange for the consideration being paid in respect of such Change of Control.

9.

NOT AN EMPLOYMENT CONTRACT

This Agreement shall not be construed as a contract of employment.

10.

NOTICES

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing, shall be deemed to have been duly given when delivered or sent by facsimile or other form of recorded electronic communication, charges prepaid and confirmed in writing or on the third business day after having been sent by registered mail, postage prepaid, as follows:

If to Lumina:

Lumina Copper Corp.

1550 – 625 Howe Street

Vancouver, BC

V6C 2T6

Attention: President

If to the Executive:

David Strang

5373 Canvasback Road

Blaine, WA

USA  98230

Lumina or the Executive may from time to time change its or his address for notice by notice to the other party given in the manner aforesaid.

11.

MISCELLANEOUS

11.1

Amendment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by the parties hereto. No waiver by a party hereto of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.

11.2

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one of the same Agreement.

11.3

Headings. The division of this Agreement into Articles, Sections, paragraphs, or other portions hereof and the insertion of headings or subheadings, are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

11.4

Time of Essence. Time shall be of the essence in this Agreement, and all time limits shall be strictly observed.

11.5

Further Assurances. Each of the parties to this Agreement agrees that it will from time to time and at all times hereafter, at the request of the other parties hereto, execute and deliver such further documents and assurances and take such further actions as may be requested to more effectively carry out the full intent and purpose of this Agreement.

11.6

Meaning of Terms. Whenever the context so requires, the neuter gender shall include the masculine and feminine and vice versa, and the singular shall included the plural. If a word or expression is defined in this Agreement, other parts of speech and grammatical forms of the same word or expression have corresponding meanings.

11.7

Severability. The invalidity of any provision of this Agreement or any part thereof shall affect the validity of the remainder of this Agreement and the unenforceability of any provision of this Agreement or any part thereof as against any party hereto shall affect the enforceability such that in the event of an invalid or unenforceable provision or part thereof this entire Agreement shall be null and void.

11.8

Assignment.

This Agreement may not be assigned by the Executive but may be assigned, without consent, by Lumina.

11.9

Governing Law.

This Agreement shall be governed by the laws of the Province of British Columbia and the parties hereto hereby agree to attorn to the jurisdiction of the British Columbia courts which jurisdiction shall be exclusive.

IN WITNESS where of the forgoing has been agreed to as of the day and year first above written.

Lumina Copper Corp.

___________________________

______________________________

David Strang